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Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Q&K International Group Limited on Form F-3 (FILE NO. 333-258187) of our report dated February 15, 2022, which includes an explanatory paragraph as to the company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of Q&K International Group Limited as of September 30, 2021 and 2020 and for each of the two years in the period ended September 30, 2021 appearing in the Annual Report on Form 20-F of Q&K International Group Limited for the fiscal year ended September 30, 2021.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, NY

February 15, 2022

www.marcumbp.com